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                                                                    EXHIBIT 99.1

                              AVANEX NAMES NEW CEO

FREMONT, Calif., Aug 9, 2004 /PRNewswire-FirstCall via COMTEX/ -- Avanex Corporation (Nasdaq: AVNX), pioneer of photonic processors that enable next-generation optical networks, announced today that it has named Jo Major as President and Chief Executive Officer of the Company, effective August 18, 2004. In his new role, Major succeeds Walter Alessandrini, who has served as the Company's Chairman, President and CEO since November 2002. Alessandrini will continue as Chairman of the Board of Directors of the Company, and Major will also join the Avanex Board.

Major is a 15-year optical communications veteran with a demonstrated track record of identifying and realizing optical networking growth opportunities. He has an extensive record of accomplishment in the optical components industry, having most recently held the position of Senior Vice President and General Manager of the Components Business Group of JDS Uniphase, which he joined in 2001. Prior to joining JDS Uniphase, Major was Vice President of Optical Pump Business Unit at SDL, Inc.

In making today's announcement, Alessandrini noted that Major's addition to the Avanex management team comes at a time when the optical industry is poised for its next stage of growth. "Dr. Major has the experience and understanding to help Avanex take full advantage of its industry-leading position in addressing the growing opportunities in this industry, and turning Avanex into a profitable company."

Alessandrini continued, "Now is the time for me to step aside and pass the active daily leadership of Avanex to someone whom I am convinced will lead Avanex to even greater success. With Dr. Major, we have the right person in the right place at the right time. He will make a significant contribution to an already strong management team."

In November 2002, Alessandrini was requested by the Avanex Board of Directors to come out of retirement to reassume the roles of President and CEO. Since then, he has reshaped Avanex with the acquisitions of the optical components businesses of Corning and Alcatel Optronics and the optical transmission business of Vitesse. As a result, Avanex has significantly enhanced its competitive position with leading OEMs and carriers worldwide, establishing a clear position as one of the top-tier optical solution companies.

Major noted, "I am very excited about the opportunity to lead Avanex at this time. Walter has been instrumental in advancing Avanex into a broad-based supplier for the optical markets and absolutely passionate about providing for a good transition and ongoing support from his role as Chairman. I am committed to helping the company accelerate its plan to profitability, become the clear number two player in the industry, enhance our ability to anticipate and exceed customer needs, improve the company's cost structure, increase our operational efficiency, and make Avanex the best place in the industry to work."
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Dr. Major earned his Ph.D., M.S. and B.S. in electrical engineering from the
University of Illinois at Urbana. He was an Intel Fellow from 1988-1990, and has also studied finance, marketing and business management at Stanford University.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion management, switching and routing, transmission, amplification and monitoring and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, California. Avanex also maintains facilities in Erwin Park, N.Y., Nozay, France, and San Donato, Italy. The facilities also are home to Avanex's Centers of Excellence for specialized research and manufacturing. To learn more about Avanex, visit our Website at: http://www.avanex.com.

Forward-looking Statements This press release contains forward-looking statements including forward- looking statements regarding potential growth in the optical industry and Avanex's competitive position. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in integrating the businesses acquired from Alcatel, Corning and Vitesse Semiconductor, or in reducing the cost structure of the combined company, the company's inability to achieve the anticipated benefits of the acquired businesses, any slowdown or deferral of new orders for our products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated. In addition, please refer to the risk factors contained in the company's SEC filings including the company's Quarterly Report on Form 10-Q and the Registration Statements on Form S-3 filed with the SEC on July 16, 2004.

Avanex assumes no obligation and does not intend to update any forward- looking statements, whether as a result of new information, future events or otherwise.

CONTACT INFORMATION:
Investor Relations                                                         Media
Mark Weinswig                                                      Tony Florence
Phone: 510-897-4344                                         Phone:  510-897-4162
Fax:  510-897-4345                                             Fax: 510-979-0198
e-mail: mark_weinswig@avanex.com               e-mail:  tony_florence@avanex.com